Exhibit 99.1

SFAD ENTERS INTO LETTER OF INTENT

Palm Beach, Fla., July 23, 2003 -- Safe Technologies International, Inc. (OTC Bulletin Board: SFAD-news) issued a statement today.

Michael J. Posner, President, said, “Management would like to report to shareholders that, on June 24, 2003 Safe Technologies entered into a letter of intent with ‘Express Air’, a California company that provides ‘same day’ air delivery of time sensitive parcels and documents to a market base of law firms, electronic manufacturers, and crucial delivery of blood, vital organs, etc., to medical hospitasl and supply houses. Express Air is the only delivery service that integrates aircraft with ground vehicles to expedite delivery over the highly congested Southern California freeways. The company’s ‘hub and spoke’ delivery system assures delivery of important packages within one to four hours.

Based in Costa Mesa, the company has a terrific marketing advantage with its use of aircraft. Currently the messenger and courier service field is a fragmented multi-billion dollar industry. In order to operate aircraft to carry packages in a commercial capacity an FAA License and certification is required. To management’s knowledge, Express Air is the only California based same day delivery service in the state of California that currently holds such a certificate for this type of operation.

Through a well thought out business plan, Express Air initially developed a secondary income stream by providing airport warehousing and logistical support services that have been a boon in recent years within the courier industry as a result of today’s large corporations’ down sizing and budget restrictions. Companies such as Sun Microsystems, IBM, Kodak, and Xerox are contracting with ‘Third Part Logistics’ Services, (i.e. Express Air) to provide and maintain storage space for their inventory parts within large corporations, and then to deliver ‘time crucial’ parts to technicians and clients in the field. Sun Micro has been an Express Air client for over three years.

Mr. Posner continued, “SFAD is very excited about reaching an agreement with Express Air. We have found their management to be very competent pioneers in this important ‘niche’ industry. We believe that an amalgamation of our companies can benefit both companies by providing additional management expertise through a dynamic integration. SFAD’s goal will be to assist in developing Express Air’s existing market share in their effort to become an ‘industry leader’.

FORWARD LOOKING STATEMENTS: This news release may contain forward looking statements pursuant to the provisions of the Private Securities Litigation Reform Act of 1995, as amended, that may involve risks and uncertainties. These and other risks are described from time to time in the SEC reports filed by Safe Technologies International, Inc.

SOURCE: Safe Technologies International, Inc.

CONTACT: investor.relations@safetechologies.com

TEL: 561-832-2700

HTTP://www.safetechnologies.com